EXHIBIT 10.16

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 16th day of July, 2001 between Tommy Hilfiger U.S.A., Inc. (“THUSA” or the “Company”) and Arthur Bargonetti (“Executive”).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the employment of Executive by the Company.

NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:

1. Term. The employment of Executive under this Agreement shall commence on July 16, 2001 and shall continue through June 30, 2003 (the “Initial Term”), subject to the terms and provisions of this Agreement. Upon expiration of the Initial Term, or any renewal term, this Agreement shall be automatically renewed from year to year unless either party shall give the other written notice at least thirty (30) days prior to the end of the then current term of its intention that the then current term is not to renew. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any renewal term shall be at the sole, absolute discretion of the Company or Executive, respectively.

2. Position and Duties. Executive shall be employed as President of Operations reporting directly to the Company’s Chief Operating Officer. Except for vacation, personal and sick days in accordance with the Company’s policies for comparable senior executives, Executive shall devote his full time during the Term to provide services to the Company, its parents, subsidiaries, affiliates or divisions.

3. Compensation.

(a) Base Salary. Executive’s base salary (the “Base Salary”) shall be at the rate of $600,000 per annum for the period July 16, 2001 through March 31, 2002. The Base Salary shall be subject to review by the Company for the Company’s fiscal year beginning April 1, 2002, April 1, 2003 and for any renewal term, provided, however, the Company agrees that for each such fiscal year the increase in Base Salary shall not be less than the average percentage increase for all THUSA employees. The Base Salary shall be payable in substantially equal semi-monthly installments.

(b) Incentive Compensation. Executive shall participate in the Company’s Incentive Compensation Plan (the “Incentive Plan”) in accordance with its terms. The Incentive Plan is subject to modification in the Company’s sole discretion. For the Company’s fiscal years beginning April 1, 2000 and thereafter, Executive’s incentive levels will be set at a range of 0% minimum—50% target—100% maximum. Notwithstanding the terms of the Incentive Plan, Executive’s minimum award will be 33% of his base pay for each fiscal year during the term hereof.

(c) Benefits. During his employment under this Agreement, the Company will continue to provide Executive with the benefits Executive has been receiving prior to execution of this Agreement.

(d) Automobile. During his employment under this Agreement, the Company will continue to provide Executive at its expense with the same automobile benefit Executive has been receiving prior to execution of this Agreement.

(e) Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company’s policies and procedures applied in a manner consistent with past practice.

(f) Stock Options. The Company agrees that, subject to the terms of the THUSA 1992 Stock Incentive Plan: (1) with respect to the stock options granted to Executive on May 8, 1998 (grant number 002871), the 40,000 of such options which are scheduled to vest on May 8, 2004 shall be accelerated to vest on June 30, 2003; and (2) with respect to the stock options granted to Executive on June 20, 2000 (grant number 005483), the 66,667 of such options which are scheduled to vest on June 20, 2002 shall be accelerated to vest on July 31, 2001.

(g) Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.

4. Termination of Employment.

(a) Death and Disability.

(i) Death. Executive’s employment under this Agreement shall terminate automatically upon his death.

(ii) Disability. The Company may terminate Executive’s employment under this Agreement if Executive is absent from work due to illness or incapacity for a period of at least 180 days (whether or not consecutive) in any period of 365 consecutive days.

(b) Cause. The Company may terminate Executive’s employment under this Agreement at any time with Cause (as defined below). For purposes of this

Agreement, “Cause” means the occurrence of any of the following events as determined by the Board of Directors of the Company: (i) a material breach by Executive of his obligations under this Agreement; (ii) insubordination or a refusal by Executive to perform his duties under this Agreement; (iii) the commission by Executive of a fraud against the Company or its parents, subsidiaries, affiliates and divisions or his conviction for aiding or abetting, or the commission of, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (iv) the possession or use by Executive of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs Executive’s ability to perform his duties under this Agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

5. Consequences of Termination or Breach.

(a) Death: Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under Section 4(a) or 4(b), or Executive terminates his employment for any reason other than for “Good Reason” (as defined below), Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than for (i) Base Salary earned but not yet paid prior to the date of Executive’s termination of employment with the Company for any reason (the “Termination Date”), and (ii) reimbursement of any expenses pursuant to Section 3(e) incurred prior to the Termination Date. For purposes of this Agreement, “Good Reason” means a material breach by the Company of its obligations under this Agreement.

(b) Other Terminations. If Executive’s employment under this Agreement is terminated by the Company other than under Section 4(a) or 4(b), or the Company does not renew this Agreement at the end of the Term or any renewal term, or

Executive terminates his employment for Good Reason, the sole obligations of the Company to Executive shall be to make the payments described in clauses (i) and (ii) of Section 5(a), and subject to the Executive providing the Company with the release described below, to continue to pay Executive’s annual Base Salary then in effect, in substantially equal semi-monthly installments, for the greater of (X) the remainder of the then current term of the Agreement; or (Y) the one year period commencing with the Termination Date, which such payments shall be offset by any compensation and benefits Executive receives from other employment (including self-employment) and Company sponsored long term disability during the severance period.

The Company’s obligations to provide the separation payments referred to in this Section 5(b) shall be contingent upon (A) the Executive having delivered to the Company a fully executed release (that is not subject to revocation) of claims against the Company, its subsidiaries, affiliates, divisions, directors, officers, employees, agents and representatives satisfactory in form and content to the Company’s counsel, provided however, that nothing herein shall be deemed to require Executive to execute a release of Executive’s rights to vested benefits Executive may have under the Company’s benefits plans, including without limitation, the Company’s 401(k) plan and SERP; and (B) Executive’s continued compliance with the terms of Sections 6(a), (b) and (c) of this Agreement. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment in breach of this Agreement (1) Executive’s sole remedy shall be to receive the payments specified in this Section 5(b); (2) if Executive does not execute the release described above, Executive shall have no remedy against the Company, its subsidiaries, affiliates and divisions or any of their respective officers, directors, stockholders, employees or agents with respect to such breach; and (3) Executive hereby waives any other rights he may have against the Company, its subsidiaries, affiliates and divisions or any of their respective officers, directors, stockholders, employees or agents for damages arising from such termination. Executive also agrees to notify the Company’s Senior Vice President of Human Resources promptly upon his obtaining other employment or commencing self-employment during any severance period described in this Section 5(b) and to provide the Company with complete information regarding his compensation and benefits therein.

6. Certain Covenants and Representations.

(a) Confidentiality. Executive acknowledges that in the course of his employment by the Company, the Executive will receive and or be in possession of confidential information of the Company and its parents, subsidiaries, affiliates and divisions, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software. Executive agrees that he will not, without the prior written consent of the Company, during the period of his employment or thereafter, disclose or make use of any such confidential information, except as may be required by law or in the course of Executive’s employment hereunder. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all confidential information and property of the Company in Executive’s possession.

(b) Non-Competition. Executive agrees that during the term of his employment with, and for one year after leaving the employ of the Company for any reason except termination by the Company for any reason other than Cause, Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any business in competition with the business carried on by the Company and its parents, subsidiaries, affiliates and divisions in any market in which the Company or its parents, subsidiaries, affiliates, or divisions actively conduct business; provided, however, that if the Company elects to enforce this provision, and the Executive is not receiving separation pay pursuant to Section 5(b) herein, the Company shall pay to the Executive during the one-year period (in accordance with the Company’s then current payroll practices) at the rate of one-half (1/2) his annual Base Salary as of the date of his termination. If the Company, at its sole option, decides not to continue the Executive’s one-half (1/2) Base Salary at any time during the one-year period and the Executive is not otherwise receiving separation pay pursuant to Section 5(b) herein, this non-competition provision shall not thereafter be enforceable.

(c) No Hiring. During the two-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its parents, subsidiaries, affiliates and divisions within the six-month period immediately preceding such employment or retention.

(d) Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 6 are reasonable and necessary for the protection of the Company and its parents, subsidiaries, affiliates and divisions, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its parents, subsidiaries, affiliates and divisions, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

7. Miscellaneous.

(a) Authority. The Company and Executive each have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company and Executive and is enforceable against the Company and Executive in accordance with its terms.

(b) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to Executive at his address or to the Company at the address set forth below or at such other address as Executive or the Company may specify by notice to the others:

To the Company:

Tommy Hilfiger U.S.A., Inc.

25 West 39th Street

New York, NY 10018

Attention: C.O.O.

Fax Number: 212-548-1965

To Executive:

Arthur Barganetti

185 West End Avenue

New York, New York 10025

(c) Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including, without limitation, the memorandum regarding compensation overview, dated June 17, 1998, and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.

(d) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(e) Assignment. Except as otherwise provided in this Section 7(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to its parents, subsidiaries, affiliates or divisions, provided that any assignment by the Company shall not, without the written consent of Executive, relieve the Company of its obligations hereunder.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(g) Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(h) Governing Law. This Agreement shall be governed by the law of the State of New York, without regard to its conflict of laws principles.

(i) Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration, provided, however, Executive acknowledges that in the event of any violation of Section 6 hereof, the Company shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TOMMY HILFIGER U.S.A., INC,

By:	/s/ JOEL HOROWITZ
Name: Joel Horowitz Title: Chief Executive Officer

/s/ ARTHUR BARGONETTI
Arthur Bargonetti

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